Exhibit 10.1

AGREEMENT

This Agreement is made on January 31, 2018 between: E2 Performance (hereinafter referred to as “E2”) with a principal place of business at 148 Isle Drive, Palm Beach Gardens, FL 33418, and OneLife Technologies Corp (hereinafter referred to as “OL”) with a principal place of business at 5005 Newport Drive, Rolling Meadows, IL 60008.

WHEREAS, E2 is the owner of a technology (the “Technology”) which OL desires to use on certain OL products (the “Products”).

NOW THEREFORE, and in consideration of the above premises, E2 and OL (the “Parties”) warrant to each other that they have the full right and power to enter into this Agreement and to perform the obligations set forth in this Agreement. The Parties enter into the Agreement under the following terms and conditions.

1.DEFINITIONS – Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings specified in this section.

a. “Technology” means the balance, strength, endurance and flexibility enhancing technology that E2 is capable of embedding in objects.

b. “Products” means the wearable devices manufactured by OL, currently in the form factor of watches and bracelets, which are designed to collect the human vital readings of the user.

c. “Markets” defined as

i. Medical Market: (Both business to business, and business to consumer) An individual or institution that uses the Product to monitor and/or treat a medical and/or health condition.

ii. Aging Market: (Both business to business, and business to consumer) An individual or an institution that uses the Product to monitor and/or treat a condition brought on by the natural aging of the user(s).

2.OBLIGATIONS OF THE PARTIES –

a. E2

i. Embed OL Product with E2 Technology within thirty days of receipt.

ii. Support E2 Technology sold through OL Products.

b. OL

i. Manufacture Product, transport Product to and from E2’s place of business for embedding of the E2 Technology.

ii. Insure the value of the Product during transporting and storage.

iii. Support Product with appropriate customer service and technical support.

iv. Use E2 trademarks and marketing materials only in a manner that has had prior approval by E2.

3.REVENUE STRUCTURE –

a. Fee - OL shall pay E2 a fee TBD for every Product sold which is equipped with the E2 Technology; and on all sales of an E2 “upgrade” bracelet/band to the Product, which may be sold separately from the Product.

b. Returned Technology – OL shall have the right to deduct all Fees associated with a return sale of the Technology, and shall provide a detailed report to E2 for all return transactions.

c. Payment Schedule - Payments shall be made on a quarterly basis and within 30 days after the end of each quarter and in U.S. dollars to a bank of E2’s choosing.

4.SCOPE OF AGREEMENT –

i. OL shall have the exclusive right to sell OL Products embedded with E2 Technology in any territory, in any market, and for any use.

ii. The Agreement shall survive a change in company as long as the management remains in control.

5.TERM and TERMINATION –

a. Initial Term – This Agreement will be effective starting on the date stated in this Agreement, will be for a one (1) year Term, and will automatically renew at the end of the Initial Term and successive Terms provided OL has successfully achieved a sales quota that both parties agree upon prior to OL marketing the Technology.

b. Termination – This Agreement may be Terminated upon the breach by a Party of any material term or material condition provided; and, the Party seeking to terminate the Agreement sends written notice to the allegedly breaching Party; and the allegedly breaching Party fails to cure such breach within thirty (30) days after receiving written notice of such breach.

6.CONFIDENTIALITY – The Parties have signed a mutual Confidentiality Agreement (the “Confidentiality Agreement”) with respect to the subject matter of this Agreement and Technology, a copy of which is attached hereto as Exhibit. The Parties agree that the Confidentiality Agreement remains in full force and effect as of the Effective Date and that the terms and condition of the Confidentiality Agreement shall apply during the Term and for a period of three (3) years thereafter.

7.INDEMNIFICATION – OL will defend, indemnify and hold E2 harmless against any judgment, damages, liability, loss, cost or other expense (including reasonable legal fees) incurred regarding defective Products.

8.GOVERNING LAW – The Agreement shall be governed as to all matters, including the validity, construction and performance by and under the internal laws of the State of Florida and the federal laws of the United States.

9.DISPUTE RESOLUTION – If there is dispute between the Parties arising out of or in connection with this Agreement, the Parties agree to first resort to alternative modes of dispute resolution such as conciliation, mediation or arbitration.

10.ENTIRE AGREEMENT – The terms herewith constitute the entire agreement between the Parties and supersede any previous agreements, warranties, representations, undertakings or understandings between the Parties and may not be varied except in writing.

11.NOTICES – Unless otherwise specified, any notice given under this Agreement shall be in writing and will be effective when delivered personally, by e-mail, or transmitted by certified or registered mail, postage prepaid and addressed to the Parties at their respective addresses set forth in this Agreement, or at any address subsequently designated in writing by either Party to the other Party.

IN WITNESS WHEREOF, the parties hereunto affixed their signature,

For E2:

Person (sign): /s/ John A. Beliveau

Person (print): John A. Beliveau

Address: 131 Plantation Ridge Drive, Suite 503, Moorsville, NC 28117

Date: 2/1/18

For OneLife:

Person (sign): /s/ Robert J. Wagner

Person (print): Robert J. Wagner

Address: 5005 Newport Drive, Rolling Meadows, IL 60008

Date: 01/31/18